Exhibit 21.1

Subsidiaries of Celsius Holdings, Inc.
(as of December 31, 2023)

Entity Name	Jurisdiction of Organization
Celsius, Inc.	Nevada
Celsius Canada EH, LLC	Nevada
Celsius Asia Holdings Ltd.	Hong Kong
Celsius China Holdings Ltd.	Hong Kong
Celsius (Beijing) Beverage Co. Ltd	China
Celsius European Holdings, B.V.	Netherlands
Celsius Europe OY	Finland
Celsius Finland OY	Finland
Celsius Live Fit International Designated Activity Company	Ireland
Celsius Sweden AB	Sweden
Celsius Holdings UK Ltd	United Kingdom